Exhibit 10.1

NATIONAL COMMERCE CORPORATION

2016 INCENTIVE PROGRAM

1.     Purpose and Administration of the 2016 Incentive Program. The 2016 Incentive Program (the “2016 Incentive Program”) has been established by National Commerce Corporation (together with its subsidiaries, the “Corporation”) to encourage outstanding performance from its executive officers and certain other key employees. Subject to applicable law, all designations, determinations, interpretations and other decisions under or with respect to the 2016 Incentive Program or any bonus award hereunder shall be within the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Corporation, may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations and other decisions made by the Compensation Committee with respect to the 2016 Incentive Program or any bonus award hereunder, including, but not limited to, the application of the recoupment policy described herein, need not be uniform and may be made selectively among Eligible Participants, whether or not such Eligible Participants are similarly situated.

2.     Participation. All executive officers and certain other key employees of the Corporation are eligible to receive a bonus award pursuant to the 2016 Incentive Program (each, an “Eligible Participant”). Each Eligible Participant selected by the Compensation Committee to receive a bonus award under the 2016 Incentive Program is referred to herein as a “Participant.”

3.     Calculation and Payment of Awards. Bonus awards shall be calculated based on the financial results of the Corporation for the 2016 fiscal year. The bonus awards to be paid pursuant to the 2016 Incentive Program (each, an “Award”) shall be on such terms as the Compensation Committee may prescribe, based on the performance criteria set forth on Schedule A hereto. The target(s) for the performance criteria shall be determined by the Compensation Committee, as set forth on Schedule A hereto. As soon as practicable following the end of the 2016 fiscal year, the Compensation Committee shall determine and certify whether and to what extent the performance goal has been met, as well as the amount of the Award that each Participant has earned under the 2016 Incentive Program.

Awards pursuant to the 2016 Incentive Program will be paid solely in cash. All amounts due to Participants under the 2016 Incentive Program shall be paid as soon as administratively feasible after the end of the 2016 fiscal year, and, in any event, no later than March 15, 2017. Notwithstanding the foregoing, Awards may be deferred under the Corporation’s Deferral of Compensation Plan for Key Employees and Non-Employee Directors (the “Deferral Plan”), to the extent permitted by the terms of the Awards and the Deferral Plan. Except as the Compensation Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the 2016 fiscal year will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto. The 2016 Incentive Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

4.     Adjustments for Unusual or Nonrecurring Events. The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, bonus awards under the 2016 Incentive Program in recognition of unusual or nonrecurring events affecting any Participant, the Corporation or the financial statements of the Corporation; in the event of changes in applicable laws, regulations or accounting principles; or in the event that the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Incentive Program. The Compensation Committee may also adjust performance targets or bonus awards downward to avoid unwarranted windfalls. Notwithstanding the foregoing, the Compensation Committee shall not have the discretion to increase any Award payable to a Participant in excess of that provided by the application of the terms and conditions set forth in Schedule A hereto.

5.     Recoupment Policy. The Corporation may recover from any Participant any incentive compensation awarded or paid pursuant to the 2016 Incentive Program based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Compensation Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. In addition, the Corporation may recover any incentive compensation awarded or paid pursuant to the 2016 Incentive Program based on a Participant’s conduct that is not in good faith and that materially disrupts, damages, impairs or interferes with the business of the Corporation. This recoupment policy applies to any incentive compensation earned or paid to a Participant pursuant to the 2016 Incentive Program. Subsequent changes in status, including retirement or termination of employment, do not affect the Corporation’s rights to recover compensation under this recoupment policy. The Compensation Committee will administer this recoupment policy and exercise its discretion and business judgment in the fair application of this recoupment policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Compensation Committee shall determine in its discretion any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the bonus compensation at issue) and the timing and form of recoupment; provided, however, that only compensation paid or settled within three years prior to the Compensation Committee taking action under this recoupment policy shall be subject to recoupment; provided further, that any recoupment pursuant to clause (i) or (ii) of the first sentence of this paragraph shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Compensation Committee in its sole discretion.

For avoidance of doubt, the Corporation may set off the amounts of any such required recoupment against any amounts otherwise owed by the Corporation to a Participant as determined by the Compensation Committee in its sole discretion, solely to the extent that any such offset complies with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the guidance issued thereunder.

If any restatement of the Corporation’s financial results indicates that the Corporation should have made higher performance-based payments than those actually made under the 2016 Incentive Program for the period affected by the restatement, then the Compensation Committee shall have the discretion, but not the obligation, to cause the Corporation to make appropriate incremental payments to affected Participants then-currently employed by the Corporation. The Compensation Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

6.     No Right to Employment. The grant of an Award under the 2016 Incentive Program shall not be construed as giving a Participant the right to be retained in the employ of the Corporation.

7.     No Trust or Fund Created. Neither the 2016 Incentive Program nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.     No Rights to Awards. No person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment among Participants. The terms and conditions of Awards, if any, need not be the same with respect to each Participant. The Corporation reserves the right to terminate the 2016 Incentive Program at any time in the Corporation’s sole discretion.

9.     Section 409A of the Internal Revenue Code. The 2016 Incentive Program is intended to be exempt from Section 409A of the Code.

10.     Interpretation and Governing Law. The 2016 Incentive Program shall be governed by and interpreted and construed in accordance with the internal laws of the State of Alabama, without reference to principles of conflicts or choices of laws. In the event that the terms of the 2016 Incentive Program are inconsistent with the terms of any written agreement between a Participant and the Corporation, the terms of such written agreement shall govern the Participant’s participation in the 2016 Incentive Program.

Schedule A

to 2016 Incentive Program

Performance Metrics; Determination of Percentage of Target Bonus Amount Earned

The performance metric selected by the Compensation Committee for the Corporation’s CEO, CFO and COO is the Corporation’s earnings per share (“EPS”), and the target award (the “Target Bonus Amount”) is 45.0% of 2016 base salary. The percentage of the Target Bonus Amount that is earned is based on the Corporation’s EPS in 2016 (“2016 EPS”) compared to the Corporation’s budgeted EPS for 2016 (the “Target EPS”), as follows:

▪	Threshold: 33.3% of the Participant’s Target Bonus Amount is earned if 2016 EPS is $0.14 below the Target EPS. No bonus is earned if 2016 EPS is more than $0.14 below the Target EPS.

▪	Target: 100% of the Participant’s Target Bonus Amount is earned if 2016 EPS is equal to the Target EPS.

▪	Maximum: 150% of the Participant’s Target Bonus Amount is earned if 2016 EPS is $0.11 or more above the Target EPS.

▪	Interpolation: The Corporation will interpolate between the threshold, target and maximum goals in the manner set forth in the following table:

2016 EPS	Percentage of Target Bonus Amount Earned by Participant
More than $0.14 below Target EPS	No bonus earned
Equal to $0.14 below Target EPS	33.3% of Target Bonus Amount
Equal to Target EPS	100% of Target Bonus Amount
$0.11 or more above Target EPS	150% of Target Bonus Amount

The Corporation will linearly interpolate between the amounts set forth above.

For all Participants other than the Corporation’s CEO, CFO and COO, the Target Bonus Amount is between 15.0% and 30.0% of 2016 base salary and is based on 2016 EPS compared to the Target EPS as described above, along with the achievement of other individual and Corporation-wide goals as determined by the Compensation Committee for each individual Participant.